SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2006

Charles River Laboratories International, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-15943		06-1397316
(Commission File Number)		(IRS Employer Identification No.)

251 Ballardvale St., Wilmington,
Massachusetts		01887
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 978-658-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     Charles River Laboratories International, Inc. (the “Company”) entered into a Purchase Agreement dated June 6, 2006 under which it agreed to sell $300 million aggregate principal amount of its 2.25% convertible senior notes due 2013 (the “Notes”) to the initial purchasers named in the Purchase Agreement (the “Initial Purchasers”) and up to $50 million aggregate principal amount of Notes to cover over-allotments, if any. The net proceeds from the offering, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company, were approximately $293 million.

     The closing of the sale of the Notes occurred on June 12, 2006. The Notes and the shares of the Company’s common stock issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

     The Notes are governed by an Indenture, dated June 12, 2006, between the Company and U.S. Bank, National Association, as Trustee. A copy of the Indenture and form of Note are filed as Exhibit 4.1 and 4.2, respectively, to this Report.

     The Notes will be convertible into cash and shares of the Company’s common stock (or, at the Company’s election, cash in lieu of some or all of such common stock) based on an initial conversion rate, subject to adjustment, of 20.4337 shares per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $48.94 per share). Conversion is allowed only under the following circumstances: (1) if the last reported sales price of the Company’s common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than 130% of the applicable conversion price on such last trading date; (2) during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the trading price per $1,000 principal amount of Notes is less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate for such date; (3) upon the occurrence of specified corporate transactions; or (4) within two months of maturity, as set forth in the Indenture. Upon conversion of a Note, a holder will receive cash and shares of the Company’s common stock, as applicable, based on a daily conversion value, as described in the Indenture, calculated on a proportionate basis for each day of the 30 trading-day cash settlement averaging period. A holder will receive cash in lieu of any fractional shares of the Company’s common stock.

     The Notes will bear interest at a rate of 2.25% per year on the principal amount of the Notes, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2006.

     The Notes will mature on June 15, 2013.

     Furthermore, the holders of the Notes may require the Company to purchase all or a portion of their Notes, if certain fundamental changes occur, at a repurchase price in cash equal to 100% of the principal amount of the repurchased Notes, plus accrued and unpaid interest to, but excluding, the repurchase date.

     The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

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Item 3.02. Unregistered Sales of Equity Securities.

     The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture dated June 6, 2006, among Charles River Laboratories International, Inc. and U.S. Bank National Association.

4.2	Form of 2.25% Convertible Senior Note due 2013 (included in Exhibit 4.1).

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles River Laboratories International, Inc.

Date:	June 12, 2006	By:	/s/ Joanne P. Acford

			Name:	Joanne P. Acford
			Title:	Corporate Senior Vice President, General Counsel and Corporate Secretary